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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*

                               IROBOT CORPORATION
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                    462726100
                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 462726100                    13G                    Page 2 of 14 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     TRIDENT CAPITAL MANAGEMENT-V, L.L.C. - 77-0544011
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE
--------------------------------------------------------------------------------
               5.  SOLE VOTING POWER
                   --0--
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.  SHARED VOTING POWER
BENEFICIALLY       2,020,988
  OWNED BY     -----------------------------------------------------------------
    EACH       7.  SOLE DISPOSITIVE POWER
  REPORTING        --0--
   PERSON      -----------------------------------------------------------------
    WITH       8.  SHARED DISPOSITIVE POWER
                   2,020,988
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,020,988
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     8.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

CUSIP NO. 462726100                    13G                    Page 3 of 14 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     TRIDENT CAPITAL FUND-V, L.P.-77-0544013
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE
--------------------------------------------------------------------------------
               5.  SOLE VOTING POWER
                   --0--
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.  SHARED VOTING POWER
BENEFICIALLY       2,020,988
  OWNED BY     -----------------------------------------------------------------
    EACH       7.  SOLE DISPOSITIVE POWER
  REPORTING        --0--
   PERSON      -----------------------------------------------------------------
    WITH       8.  SHARED DISPOSITIVE POWER
                   2,020,988
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,020,988
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     8.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

CUSIP NO. 462726100                    13G                    Page 4 of 14 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     TRIDENT CAPITAL FUND-V AFFILIATES FUND (Q), L.P.-77-0544014
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE
--------------------------------------------------------------------------------
               5.  SOLE VOTING POWER
                   --0--
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.  SHARED VOTING POWER
BENEFICIALLY       2,020,988
  OWNED BY     -----------------------------------------------------------------
    EACH       7.  SOLE DISPOSITIVE POWER
  REPORTING        --0--
   PERSON      -----------------------------------------------------------------
    WITH       8.  SHARED DISPOSITIVE POWER
                   2,020,988
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,020,988
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     8.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

CUSIP NO. 462726100                    13G                    Page 5 of 14 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     TRIDENT CAPITAL FUND-V AFFILIATES FUND, L.P.-77-0544015
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE
--------------------------------------------------------------------------------
               5.  SOLE VOTING POWER
                   --0--
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.  SHARED VOTING POWER
BENEFICIALLY       2,020,988
  OWNED BY     -----------------------------------------------------------------
    EACH       7.  SOLE DISPOSITIVE POWER
  REPORTING        --0--
   PERSON      -----------------------------------------------------------------
    WITH       8.  SHARED DISPOSITIVE POWER
                   2,020,988
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,020,988
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     8.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

CUSIP NO. 462726100                    13G                    Page 6 of 14 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     TRIDENT CAPITAL FUND-V PRINCIPALS FUND, L.P.-77-0544016
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE
--------------------------------------------------------------------------------
               5.  SOLE VOTING POWER
                   --0--
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.  SHARED VOTING POWER
BENEFICIALLY       2,020,988
  OWNED BY     -----------------------------------------------------------------
    EACH       7.  SOLE DISPOSITIVE POWER
  REPORTING        --0--
   PERSON      -----------------------------------------------------------------
    WITH       8.  SHARED DISPOSITIVE POWER
                   2,020,988
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,020,988
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     8.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

CUSIP NO. 462726100                    13G                    Page 7 of 14 Pages


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     TRIDENT CAPITAL PARALLEL FUND-V, C.V. - 77-0566626
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     NETHERLANDS
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER
                    --0--
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY        2,020,988
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         --0--
   PERSON      -----------------------------------------------------------------
    WITH       8.   SHARED DISPOSITIVE POWER
                    2,020,988
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,020,988
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     8.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

CUSIP NO. 462726100                    13G                    Page 8 of 14 Pages


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     PETER T. MEEKIN
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER
                    9,000
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY        2,020,988
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         9,000
   PERSON      -----------------------------------------------------------------
    WITH       8.   SHARED DISPOSITIVE POWER
                    2,020,988
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,029,988
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     8.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

CUSIP NO. 462726100                    13G                    Page 9 of 14 Pages


ITEM 1(A). NAME OF ISSUER:

     iRobot Corporation

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     63 South Avenue, Burlington, Massachusetts 01803

ITEM 2(A). NAME OF PERSON FILING:

     This statement is being filed by Trident Capital Management-V, L.L.C. ("TCMV"), Trident Capital Fund-V, L.P. ("TCV"), Trident Capital Fund-V Affiliates Fund, L.P. ("TCVA"), Trident Capital Fund-V Affiliates Fund (Q), L.P. ("TCVAQ"), Trident Capital Fund-V Principals Fund, L.P. ("TCVP"), Trident Capital Parallel Fund-V, C.V. ("TCPV") and Peter T. Meekin.

     TCMV serves as the sole general partner of TCV, TCVA, TCVAQ, TCVP and the sole investment general partner of TCPV.

     Peter T. Meekin is one of six managing directors of TCMV.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     The address of the principal business office of each of TCMV, TCV, TCVA, TCVAQ, TCVP, TCPV and Peter T. Meekin:
     c/o Trident Capital
     505 Hamilton Avenue, Suite 200
     Palo Alto, California 94301

ITEM 2(C). CITIZENSHIP:

     TCMV - Delaware
     TCV - Delaware
     TCVA - Delaware
     TCVAQ - Delaware
     TCVP - Delaware
     TCPV - Netherlands
     Peter T. Meekin - United States

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

     Common Stock, par value $0.01 per share (the "Common Stock")

ITEM 2(E). CUSIP NUMBER:

     462726100

ITEM 3. Not Applicable.

CUSIP NO. 462726100                    13G                   Page 10 of 14 Pages


ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

     As of December 31, 2005, TCV was the record holder of 1,810,475 shares of Common Stock (the "TCV Shares"); TCVA was the record holder of 10,523 shares of Common Stock (the "TCVA Shares"); TCVAQ was the record holder of 10,041 shares of Common Stock (the "TCVAQ Shares"); TCVP was the record holder of 52,401 shares of Common Stock (the "TCVP Shares"); TCPV was the record holder of 137,548 shares of Common Stock (the "TCPV Shares"); and Peter T. Meekin was the record holder of 9,000 shares of Common Stock (the "Meekin Shares").

     By virtue of their relationship as affiliated entities, whose general partners have overlapping individual managing directors, as the case may be, each of TCV; TCVA, TCVAQ, TCVP and TCPV may be deemed to beneficially own and share the power to direct the disposition and vote of the TCV Shares, TCVA Shares, TCVAQ Shares, TCVP Shares and TCPV Shares for an aggregate of 2,020,988 shares (the "Record Shares").

     TCMV (as sole general partner of TCV; TCVA, TCVAQ and TCVP, and sole investment general partner of TCPV) may also be deemed to beneficially own the Record Shares.

     As a managing director of TCMV, Peter T. Meekin may be deemed to beneficially own the Record Shares and the Meekin shares for an aggregate of 2,029,988 shares.

     Each reporting person disclaims beneficial ownership of such shares except to the extent of their pecuniary interest, if any, and this report shall not be deemed an admission that the reporting persons are the beneficial owner of all of the reported shares.

     (b)  Percent of class:

TCMV              8.7%
TCV               8.7%
TCVA              8.7%
TCVAQ             8.7%
TCVP              8.7%
TCPV              8.7%
Peter T. Meekin   8.7%

     The foregoing percentages are calculated based on the 23,286,889 shares of Common Stock of iRobot Corporation outstanding as of November 9, 2005 as reported in the issuer's 424(b)(4) Prospectus filed with the SEC on November 9, 2005.

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote:

               Peter T. Meekin 9,000

CUSIP NO. 462726100                    13G                   Page 11 of 14 Pages


               0 shares for each other reporting person

          (ii) Shared power to vote or to direct the vote:

               2,020,988 shares for each reporting person

          (iii) Sole power to dispose or to direct the disposition of:

               Peter T. Meekin 9,000
               0 shares for each other reporting person

          (iv) Shared power to dispose or to direct the disposition of:

               2,020,988 shares for each reporting person

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10. CERTIFICATION.

     Not applicable.

CUSIP NO. 462726100                    13G                   Page 12 of 14 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2006

                                TRIDENT CAPITAL MANAGEMENT V, L.L.C
                                TRIDENT CAPITAL FUND-V, L.P.
                                TRIDENT CAPITAL FUND-V AFFILIATES FUND, L.P.
                                TRIDENT CAPITAL FUND-V AFFILIATES FUND (Q), L.P. TRIDENT CAPITAL FUND-V PRINCIPALS FUND, L.P. TRIDENT CAPITAL PARALLEL FUND-V, C.V.


                                By: /s/ Peter T. Meekin
                                    --------------------------------------------
                                Name: Peter T. Meekin
                                Title: Managing Director


                                /s/ Peter T. Meekin
                                ------------------------------------------------
                                Peter T. Meekin

CUSIP NO. 462726100                    13G                   Page 13 of 14 Pages


                                  EXHIBIT INDEX

Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.